Exhibit 5

July 25, 2005

Third Century Bancorp
80 Jefferson Street
Franklin, Indiana 46131

Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of Third Century Bancorp (the “Corporation”), relating to the offer and sale of 165,312 shares of Common Stock, without par value, of the Corporation under the Third Century Bancorp Stock Option Plan adopted by the Board of Directors of the Corporation on May 19, 2005, and by the Corporation’s shareholders on July 20, 2005 (the “Plan”). In connection with your request, we have made such examination of the corporate records and proceedings of the Corporation and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

Based upon such examination, we are of the opinion that when the Common Stock has been issued and sold and the purchase price thereof has been paid, all as contemplated by the Plan as described in the Registration Statement, as the same may be amended, and when the Corporation has complied with the Securities Act of 1933, as amended, and with the securities laws of the State of Indiana and all other jurisdictions in which the Common Stock is to be sold pursuant to the exercise of stock options granted under the Plan, the Common Stock will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP